UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2006

HICKORY TECH CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-13721	41-1524393
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

221 East Hickory Street, P.O. Box 3248, Mankato, MN	56002-3248
(Address of principal executive offices)	(Zip Code)

(800) 326-5789

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure

HickoryTech Corporation (the “Company”) issued a press release on December 29, 2006 announcing the execution of an agreement for the sale of its Collins Communications Systems Co. (“CCSC”) subsidiary.  The agreement provides for the sale, effective December 31, 2006 of all of the CCSC stock for a total of $1.75 million in cash and contingent payments over the next four years.  The agreement also contains a service agreement whereby the new owner of CCSC agrees to provide customer support as a subcontractor for HickoryTech’s Nortel equipment business.  This agreement contains covenants against competition by the new owner in south-central Minnesota.

Through nine months ended September 30, 2006, CCSC, which was reported in the Company’s Enterprise Solutions sector, generated $8.6 million in revenue and a $613,000 net loss.  The Company estimates that this transaction will generate an approximate $2.5 million after tax loss.  This transaction loss, plus the Enterprise Solutions sector net loss from operations for 2006, and comparative years 2005 and 2004, will be reflected as results from discontinued operations in the Company’s financial statements.  The transaction is expected to produce approximately $1.1 million of income tax benefit, which will be realized with cash proceeds in the first two quarters of 2007.

Item 9.01 Financial Statements and Exhibits

(c)           Exhibits

99.1  Press Release dated December 29, 2006 issued by HickoryTech Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  December 29, 2006

HICKORY TECH CORPORATION

By:	/s/ John W. Finke
	Name:	John W. Finke
	Title:	President and Chief Executive Officer

By:	/s/ David A. Christensen
	Name:	David A. Christensen
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 29, 2006, issued by HickoryTech Corporation